EXHIBIT 10(c)
                      EMPLOYMENT AGREEMENT



          THIS AGREEMENT, dated as of      January 7, 1987   , is
between WESTAMERICA BANK, NATIONAL ASSOCIATION (the "Bank"), and
   Robert W. Entwisle     (the "Executive").

          A.   The Board of Directors of the Bank recognizes that
the Executive's contributions as    Senior Vice President   to the
growth and success of the Bank have been substantial and desires to assure the Bank of the continued services of the Executive, on its own behalf and on behalf of all existing and future Affiliated Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Bank) including, without limitation, Westamerica Bancorporation (the "Corporation"), and the Executive desires to continue in the employment of the Bank upon the following terms and conditions.

          B. The Bank has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which the Bank considers vital to its business and goodwill and which will necessarily be communicated to or acquired by the Executive in the course of his employment with the Bank, and the Bank desires to ensure that it can protect its Proprietary Information and goodwill.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

          1. Period of Employment. The Bank hereby employs the Executive to render services to the Bank in the position and with the duties and responsibilities described in Section 2 for the period commencing on the date of this Agreement and ending on the first anniversary thereof (the "Period of Employment"). Subject to
Section 4, the Executive's Period of Employment will be automatically extended for an additional one-month period (without any action by either party) on completion of each month of employment under this Agreement, unless the Bank gives the Executive written notice one year in advance that his employment is to be terminated at the end of the Period of Employment (as previously extended).

          2.   Position, Duties, Responsibilities.

               (a)  Position.      Executive shall serve as
  Senior Vice President of the Bank (or in such other position(s) as the Board of Directors of the Bank (the "Board") shall designate). Executive shall devote his best efforts and his full time and attention to the performance of the services customarily incident to such office and to such services as may be reasonably requested by the Board. The Bank shall retain full direction and control of the means and methods by which the Executive performs the above services and of the place(s) at which such services are to be rendered.

               (b)  Other Activities.   Except upon the prior
written consent of the Board, the Executive, during the Period of Employment, will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Bank or any Affiliated Company.

          3.   Compensation, Benefits, Expenses.

               (a)  Base Salary.    In consideration of the
services to be rendered hereunder, including, without limitation, services to any Affiliated Company, the Executive shall be paid an annual base salary (the "Base Salary") of Eighty Thousand Dollars ($80,000), payable at the time and pursuant to the procedures regularly established and as they may be amended by the Bank during the course of this Agreement. The Employee Benefits and Compensation Committee of the Corporation (the "Compensation Committee") shall annually review the Executive's Base Salary to consider whether to recommend to the Board to increase the same in light of the Executive's performance during the preceding calendar year, the performance and financial condition of the Bank and the Corporation, any increases in the cost of living and any other increases as are awarded in accordance with the Bank's regular administrative practice for giving salary increases to similarly situated employees.

               (b)  Bonus Payments.     In addition to Base Salary,
the Executive shall be entitled to receive such bonus payments as the Compensation Committee or the Board may determine pursuant to any bonus plan in effect at the date of this Agreement or any amendments or modifications thereto (the "Bonus Plan").

               (c)  Expenses.     The Executive shall be entitled
to receive prompt reimbursement for all appropriate and reasonable expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor in accordance with the Bank's policies as they may be amended from time to time during the course of this Agreement.

               (d)  Other Benefits.     The Bank shall not make any
changes in any employee benefit plans or arrangements in effect on the date hereof in which the Executive participates (including, without limitation, each retirement plan, deferred compensation plan, profit sharing plan, employee stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical insurance plan, long-term disability plan, vision care plan, dental plan, or health-and-accident plan) which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program generally applicable to all senior executives of the Bank and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with other senior executives. The Executive shall be entitled to participate in and receive benefits under any employee benefit plan or arrangement made available by the Bank in the future to senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to Section 3(a). Any payments or benefits and any bonus compensation payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Bank for less than all of such year shall, unless otherwise provided in the applicable compensation plan or Bonus Plan, be prorated with the year-to-date results being annualized and the bonus calculated accordingly.

               (e)  Vacations.     The Executive shall be entitled
to not less than    27 days     ( 5.4 ) weeks vacation in any
calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than all of such year). The Executive shall also be entitled to all paid holidays given by the Bank to its senior executive officers.

               (f)  Services Furnished.     The Bank shall furnish
the Executive with office space, secretarial and clerical assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 2 hereof.

               (g)  Automobile Allowance.     The Executive shall
be entitled to receive an automobile allowance of $900 per month during the Period of Employment in lieu of reimbursement for mileage expenses incurred by the Executive in performing his obligations under this Agreement.

          4.   Termination of Employment.

               (a)  By Death.     The Period of Employment shall
terminate automatically upon the death of the Executive. The Bank shall pay to the Executive's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to
Section 3 through the end of the month in which death occurs, unless otherwise provided in any applicable compensation plan or Bonus Plan. Thereafter, the Bank's obligations hereunder shall terminate. Nothing in this Section shall affect any entitlement of the Executive's beneficiaries to the benefits of any life insurance plan.

               (b)  By Disability.     If, in the discretion of the
Board, the Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than one hundred eighty (180) consecutive calendar days in any twelve-month period, then, to the extent permitted by law, the Period of Employment shall terminate on and the compensation to which the Executive is entitled pursuant to
Section 3 shall be paid up through the last day of the month in which the 180th consecutive day of incapacity occurs, unless otherwise provided in any applicable compensation plan or Bonus Plan. After the conclusion of his Period of Employment, the Executive shall receive a lump-sum payment equal to 67% of his Base Salary for a period of one year, less any disability payments otherwise payable by or pursuant to plans provided by the Bank or Corporation and actually paid to the Executive. Thereafter, the Bank's obligations under this section 4(b) shall terminate but the Executive shall continue to be eligible to receive benefits under the Bank's Group Disability Plan if he otherwise satisfies the requirements for such benefits.

               (c)  By Bank For Cause.     The Bank may terminate,
without liability, the Period of Employment for Cause (as defined below) by delivering to the Executive thirty (30) days' advance written Notice of Termination required by Section 4(i) below. The Bank shall pay the Executive the compensation to which he is entitled pursuant to Section 3, including the Executive's maximum bonus under the Bonus Plan accrued to the date of termination, through the end of the thirty (30) day notice period, notwithstanding any other agreement between the Executive and the Bank or any Affiliated Company. Thereafter the Bank's obligations hereunder shall terminate. Termination shall be for Cause if: (i) because of any act or failure to act by the Executive which is in bad faith and to the detriment of the Bank or any Affiliated Company; (ii) the Executive refuses or fails to act in accordance with any direction or order of the Board; (iii) the Executive exhibits unfitness for service (other than disability, as provided for in Section 4(b)), unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence in the management of the affairs of the Bank or any Affiliated Company; (iv) the Executive is convicted of a felony; (v) because the Executive, in the discretion of the Board, breaches any term of this Agreement, provided the breach continues for a period of five (5) days after the Executive receives written notice of that breach from the Board; or (vi) the Board of Governors of the Federal Reserve System, the Comptroller of the Currency or the Board of Directors of the Federal Deposit Insurance Corporation shall have ordered the Executive removed from office pursuant to authority granted by applicable law.

               (d) By Executive For Good Reason. The Executive may terminate, without liability, the Period of Employment for Good Reason (as defined below) upon thirty (30) days' advance written Notice of Termination to the Bank. The Bank shall pay the Executive the compensation to which he is entitled pursuant to
Section 3, including the Executive's maximum bonus under the Bonus Plan accrued to the date of termination, through the end of the thirty (30) day notice period, unless otherwise provided in any applicable compensation plan or Bonus Plan. In addition, the Executive shall be entitled to severance pay on the date of Termination in an amount equal to the sum of (i) the Executive's full Base Salary; (ii) an amount equal to the maximum bonus(es) to which the Executive would have been entitled under the Bonus Plan had the Executive remained employed for an additional one year past the date of termination; and (iii) an amount equal to the automobile allowance payable to the Executive during the one-year period immediately preceding the termination; provided, however, that such severance payment does not exceed the amount allowable as a federal income tax deduction to the Bank pursuant to Section 280G of the Internal Revenue Code. Thereafter all obligations of the Bank hereunder shall terminate. Good reason shall exist if: (i) there is an assignment to the Executive of any duties materially inconsistent with or which constitute an adverse material change in the Executive's position, duties, responsibilities, or status with the Bank, or an adverse material change in the Executive's reporting responsibilities, title, or offices; or removal of the Executive from or failure to reelect the Executive to any of such positions, except in connection with the termination of the Period of Employment for Cause, or due to disability, early or normal retirement as defined by the Bank's pension plan, death, or termination of the Period of Employment by the Executive other than for Good Reason; (ii) there is a reduction by the Bank in the Executive's annual salary then in effect other than a reduction similar in percentage to a reduction generally applicable to executives of the Bank; (iii) the Bank acts in any way that would adversely affect the Executive's participation in or materially reduce the Executive's benefit under any benefit plan of the Bank in which the Executive is participating or deprives the Executive of any material fringe benefit enjoyed by the Executive except those changes generally affecting similarly situated executives of the Bank; or (iv) the Bank reduces the number of paid vacation days to which the Executive is then entitled.

               (e)  Termination Without Cause.     If the Bank
terminates the Period of Employment without cause, the Bank shall pay the Executive the compensation to which he is entitled pursuant to Section 3, including the Executives' maximum bonus under the Bonus Plan accrued to the date of termination, through the end of the thirty (30) day notice period, unless otherwise provided in any applicable compensation plan or Bonus Plan. In addition, the Executive shall be entitled to severance pay on the date of termination as though the Executive had terminated employment under
Section 4(d), above, provided such severance payment does not exceed the amount allowable as a federal income tax deduction to the Bank, pursuant to Section 280G of the Internal Revenue Code. Thereafter, all obligations of the Bank shall terminate.

               (f) Termination Due to Bankruptcy, Receivership. The Period of Employment shall terminate and the Bank's obligation hereunder (including the obligation to pay the Executive compensation under Section 3) shall cease upon the occurrence of:
(i) the appointment of a receiver, liquidator, or trustee for the Bank by decree of competent authority in connection with any adjudication or determination by such authority that the Bank is bankrupt or insolvent; (ii) the filing by the Bank of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors; or (iii) any formal action of the Board to terminate the Bank's existence or otherwise to wind up the Bank's affairs pursuant to such bankruptcy or receivership.

               (g) Liquidated Damages; Requirement of Mitigation. The Bank and the Executive acknowledge that it would be impractical or extremely difficult to fix the Executive's actual damages in the case of a termination pursuant to Section 4(d) or 4(e), and, therefore, in the event of such termination and notwithstanding any other provision of this Agreement, the Bank shall pay the Executive liquidated damages in an amount equal to (i) the sum of (A) the Executive's full Base Salary; (B) an amount equal to the maximum bonus(es) to which the Executive would have been entitled under the Bonus Plan had the Executive remained employed for an additional one year past the date of termination; and (C) an amount equal to the automobile allowance payable to the Executive during the one-year period immediately preceding the termination of the Period of Employment; reduced by (ii) any severance pay received by the Executive pursuant to Section 4(d) or 4(e). The Executive shall be required to mitigate the liquidated damages payable pursuant to this paragraph. The Bank and the Executive agree that the amounts provided for in this section represent a reasonable effort by the parties to establish fair compensation for the losses that might result from such termination and are not imposed as a penalty.

               (h)  Termination Obligations.

                    (A)  The Executive hereby acknowledges and
agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, Proprietary Information (as defined below), and equipment furnished to or prepared by the Executive in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Bank and shall be promptly returned to the Bank upon termination of the Period of Employment.

                    (B)  Upon termination of the Period of
Employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Bank or any Affiliated Company.

                    (C)  The representations and warranties
contained herein shall survive termination of the Period of Employment; the Executive's obligations under Sections 4(h), 5, 6, and 7 shall survive the expiration of this Agreement.

               (i)  Notice of Termination.     Any termination of
the Executive's employment by the Bank or by the Executive, except pursuant to Section 4(a), shall be communicated by a "Notice of Termination", which for the purposes of this Agreement shall mean a written notice to the other party indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          5.   Proprietary Information.

               (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Bank or any Affiliated Company unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive's possession or part of his general knowledge prior to his employment by the Bank; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Bank.

               (b) General Restrictions on Use. The Executive agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the Bank's premises any Proprietary Information (or remove from the premises any other property of the Bank), except (i) during the Period of Employment to the extent necessary to carry out the Executive's responsibilities under this Agreement, and (ii) after termination of the Period of Employment as specifically authorized in writing by the Board.

               (c)  Interference with Business; Competitive
Activities.     The Executive acknowledges that the pursuit of the
activities forbidden by this Section 5(c) would necessarily involve the use or disclosure of Proprietary Information in breach of
Section 5(b), but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of the employment under this Agreement, the Executive agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, for himself or any third party, directly or indirectly divert or attempt to divert from the Bank (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers, unless the Executive can prove that any action taken in contravention of this
Section 5(c) was done without the use in any way of Proprietary
Information.

               (d)  Remedies.  Nothing in this Section 5 is
intended to limit any remedy of the Bank under the California
Uniform Trade Secrets Act (California Civil Code S 3426), or otherwise available under law.

          6.   Executive Inventions and Ideas.

               (a)  Defined.     The term "Invention Ideas" means
any and all ideas, processes, trademarks, service marks, inventions, discoveries, patents, copyrights, and improvements to the foregoing that are conceived, developed, or crated by the Executive alone or with others during his Period of Employment (whether or not conceived, developed, or created during regular working hours) and that: (i) fall within the existing or contemplated business of the Bank or any Affiliated Company; (ii) result from work done by the Executive for or at the request of the Bank or any Affiliated Company; or (iii) result from the Executive's use of or access to any Proprietary Information or any equipment, supplies, facilities, memoranda, data, customer lists, processes or the like of the Bank or any Affiliated Company.

               (b)  Disclosure.     Executive agrees to maintain
adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Bank all Invention Ideas and relevant records.

               (c)  Assignment.     The Executive agrees to assign
to the Bank, without further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Bank, whether or not patentable. In the event any Invention Idea shall be deemed by the Bank to be patentable or otherwise registrable, the Executive shall assist the Bank (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Bank's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Bank, or any Affiliated Company specified by the Board, with full title thereto.

               (d)  Exclusions.     The Executive acknowledges that
there are no ideas, processes, trademarks, service marks, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement. To the best of the Executive's knowledge there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, trademarks, service marks, discoveries, patents, or copyrights that is now in existence between the Executive and any other person, corporation, partnership, or other business or governmental entity.

               (e)  Statutory Notice.   Executive hereby
acknowledges that he understands that this Section 6 does not apply to the invention that qualifies fully under Section 2870 of the California Labor Code. That Code Section reads in relevant part:

               Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility , or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer.

Nothing in this Agreement is intended to expand the scope of protection provided the Executive by Sections 2870 through 2872 of the California Labor Code.

          7. Assignment; Successors and Assigns. The Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Bank with, or its merger into, any other corporation, or the sale by the Bank of all or substantially all of its properties or assets, or the assignment by the Bank of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall insure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

          8.   Notices.     All notices or other communications
required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Bank at:

               WESTAMERICA BANK, N.A.
               1108 Fifth Avenue
               San Rafael, CA  94901
          Attn:  Kitty Jones, Corporate Secretary

     or to the Executive at:

               1260 Lynwood Drive
               Novato, CA  94947



Notice of change of address shall be effective only when done in accordance with this Section.

          9.   Entire Agreement.     The terms of this Agreement
are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Bank and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

         10.  Amendments; Waivers.     This Agreement may not be
modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Bank other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

          11. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Sections
5 and 6 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. It being the purpose of this Agreement to govern competition by the Executive, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

          12.  Governing Law.      Subject to Section 11, the
validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

          13.  Executive Acknowledgment.     The Executive
acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Bank, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

          14.  Remedies.

               (a)  Injunctive Relief.     The parties agree that
in the event of any breach or threatened breach of any of the covenants in Section 5 or 6, the damage or imminent damage to the value and the goodwill of the bank's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Bank shall be entitled to injunctive relief against the Executive in the event of any breach or threatened breach of any such provisions by the Executive, in addition to any other relief (including damages) available to the Bank under this Agreement or under law.

               (b)  Attorneys Fees.     In any legal action,
arbitration, or other proceeding (including any appeal) brought by the executive to enforce or interpret the terms of this Agreement, the executive shall be entitled to reasonable attorneys' fees and any other costs incurred in that proceeding in addition to any other relief to which the executive is entitled.

               (c)  Exclusive.     Both parties agree that this
Agreement shall provide the exclusive remedies for any breach by the Bank of its terms.

          15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          The parties have duly executed this Agreement as of the date first written above.

          The "Bank" WESTAMERICA BANK, NATIONAL ASSOCIATION



               By  /s/M. Kitty Jones
               ---------------------
               Its SVP and Corporate Secretary


          The "Executive"

               /s/Robert W. Entwisle
              ----------------------
              (Executive's Name)
               Robert W. Entwisle, Senior Vice President